SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report(Date of Earliest Event Reported): April 28, 2004

UNITED MORTGAGE TRUST

(Exact Name of Registrant as Specified in its

Governing Instruments)

(a Maryland trust) Commission File Number 333-10109

(IRS Employer Identification)

Number 75-6496585)

5740 Prospect Avenue

Suite 1000

Dallas, Texas 75206

(address of principal executive offices)

Registrant’s telephone number, including area code: (214) 237-9305

Item 2. Acquisition or Disposition of Assets.

On April 13, 2004, United Mortgage Trust, through two newly created, wholly-owned subsidiaries, UMT LT Trust as the ‘Seller’ and UMT Funding Trust as the ‘Depositor’, both Maryland real estate investment trusts, completed a securitization of $12,607 226 principal amount of mortgage loans through the private issuance of $ 9,469,158 in 9.25% Class A Notes (‘Notes’). The Notes, together with  $3,138,067 in Class B Certificates (the ‘Certificates’), collectively referred to as the ‘Securities’ were issued by Wachovia Bank as Trustee pursuant to a Trust Agreement dated as of April 1, 2004 between the Bank and the Depositor. The Class A Notes were then sold by the Depositor to Bayview Financial Trading Group, L.P. (‘Bayview’), pursuant to a Purchase Agreement dated as April 13, 2004 (the ‘Note Purchase Agreement’) between Bayview, the Depositor and United Mortgage Trust.  The Notes were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.

The Securities evidence the entire beneficial ownership interest in a Trust Fund created under the Trust Agreement, which consists of a pool of performing first lien residential mortgage loans and contracts for deed (the ‘Mortgage Loans’) with an aggregate principal balance of $12,607,226 as of April 13, 2004. United Mortgage Trust transferred the Mortgage Loans to the Seller as a capital contribution and the Seller sold the Mortgage Loans to the Depositor pursuant to a Mortgage Loan Sale Agreement dated as of April 1, 2004. The Mortgage Loan Sale Agreement includes a right on the part of the Depositor to require the Seller to repurchase certain Mortgage Loans upon the Seller’s breach of a representation or warranty with respect to certain characteristics of the Mortgage Loans.  United Mortgage Trust has agreed to guarantee the obligations of the Seller under the Mortgage Loan Sale Agreement, including the obligation of the Seller to repurchase Mortgage Loans as to which the Seller has breached a representation or warranty. The Class B Certificates give the Depositor the right to receipt all remaining monthly interest after all payments due on the Class A Notes and all principal and interest on the Mortgage Loans after retirement of the Class A Notes. The Class B Certificates will be retained by the Depositor.

Simultaneously with the Depositor’s conveyance of the Mortgage Loans to the Trustee and pursuant to the terms of a Servicing Rights Transfer Agreement dated as of April 1, 2004 by and between Prospect Service Corp., as owner of the servicing rights to the Mortgage Loans, and Bayview, United Mortgage Trust transferred the servicing rights to the Mortgage Loans to Bayview.

United Mortgage Trust intends to use the proceeds from this securitization for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED MORTGAGE TRUST

April 28, 2004	/S/Christine A. Griffin
Christine A. Griffin
President